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                                                                  Exhibit 5.1

February 3, 1998

Prime Hospitality Corp.
700 Route 46 East
Fairfield, New Jersey 07007

Ladies and Gentlemen:

We have acted as counsel to Prime Hospitality Corp., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") relating to the sale of 3,637,832 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") from time to time by certain selling stockholders named therein.

We have examined copies of the certificate of incorporation and by-laws of the Company, and the amendments thereto, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.


Very truly yours,


/s/ Willkie Farr & Gallagher